Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), is dated effective as of April 17, 2014, 2014 (the “Effective Date”) between Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Corporation”), and Dr. Rajesh C. Shrotriya (“Executive”).

WHEREAS, Executive and Corporation entered into an Executive Employment Agreement dated January 2, 2008 (the “Agreement”); and

WHEREAS, Executive and Corporation desire to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended effective as of the Effective Date as set forth in this Amendment:

1. Section 1.1 of the Agreement shall be amended and restated in its entirety by the following:

“The Corporation shall hereby continue to employ Executive and Executive hereby accepts such continuing employment as Chairman and Chief Executive Officer of Corporation upon the terms and provisions set forth in this Agreement. Executive shall be the most senior executive officer at Corporation. All other executive officers of Corporation and its subsidiaries, as applicable, shall report exclusively to Executive (on a direct or indirect basis), and Executive shall report to the Board of Directors of the Corporation (the “Board”). Executive shall devote his full working time and effort to the business and affairs of the Corporation as necessary to faithfully discharge the duties and responsibilities of his office.”

2. The first sentence of Section 6.8 of the Agreement shall be amended and restated in its entirety by the following:

“Other than pursuant to the circumstances of a Change of Control, as defined in Section 7.4, in which case Section 7.2 shall apply, if during the Term Executive suffers: a material diminution of base salary; a material diminution in Executive’s title, authority, duties or responsibilities, including another executive officer of Corporation failing to exclusively (on a direct or indirect basis) report to Executive without Executive’s consent or a requirement that Executive must report to someone other than the Board; a material diminution in the budget over which Executive retains authority; a material change in geographic location at which Executive must perform his services; or any other action or inaction that constitutes a material breach of the terms of this Agreement, then Executive shall have “Good Reason” to voluntarily resign his employment with the Corporation.”

3. Miscellaneous. This Amendment shall inure to the benefit of and be binding upon each of the Executive and Corporation and each of their respective successors and assigns. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

4. Except as specifically modified herein, the Agreement shall continue in full force and effect in accordance with all of the terms and conditions thereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Executive and Corporation have executed this Amendment effective as of the Effective Date.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Name:	Kurt A. Gustafson
Title:	EVP & Chief Financial Officer

/s/ Rajesh C. Shrotriya
DR. RAJESH C. SHROTRIYA

Signature Page to First Amendment to Executive Employment Agreement

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